Filed Pursuant to Rule 433

File No. 333-276141

Pricing Term Sheet

CBRE Services, Inc.

$600,000,000 4.800% Senior Notes due 2030

$500,000,000 5.500% Senior Notes due 2035

April 28, 2025

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated April 28, 2025, Registration Statement No. 333-276141.

Issuer:	CBRE Services, Inc. (the “Issuer”)

Expected Ratings (Moody’s/S&P):*	Baa1 / BBB+

Guarantor:	CBRE Group, Inc.

Title of Securities:	4.800% Senior Notes due 2030 (the “2030 Notes”) 5.500% Senior Notes due 2035 (the “2035 Notes”)

Principal Amount:	2030 Notes: $600,000,000 2035 Notes: $500,000,000

Trade Date:	April 28, 2025

Settlement Date (T+10):**	May 12, 2025

Final Maturity Date:	2030 Notes: June 15, 2030 2035 Notes: June 15, 2035

Interest Payment Dates:	2030 Notes: June 15 and December 15, commencing December 15, 2025 2035 Notes: June 15 and December 15, commencing December 15, 2025

Record Dates:	2030 Notes: June 1 and December 1 2035 Notes: June 1 and December 1

Coupon:	2030 Notes: 4.800% 2035 Notes: 5.500%

Benchmark Treasury:	2030 Notes: UST 3.875% due April 30, 2030 2035 Notes: UST 4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	2030 Notes: 100-09+ / 3.809% 2035 Notes: 103-10 / 4.208%

Spread to Benchmark Treasury:	2030 Notes: +120 basis points 2035 Notes: +135 basis points

Yield to Maturity:	2030 Notes: 5.009% 2035 Notes: 5.558%

Public Offering Price:	2030 Notes: 99.065% of the principal amount 2035 Notes: 99.549% of the principal amount

Net Proceeds to Issuer (after deducting the underwriting discount, but before expenses):	2030 Notes: $590,790,000 2035 Notes: $494,495,000

Optional Redemption:

2030 Notes: Following issuance and prior to May 15, 2030, make-whole call at T+20 basis points. At any time on or after May 15, 2030, par call.

2035 Notes: Following issuance and prior to March 15, 2035, make-whole call at T+25 basis points. At any time on or after March 15, 2035, par call.

CUSIP/ISIN:	2030 Notes: 12505B AJ9 / US12505BAJ98 2035 Notes: 12505B AK6 / US12505BAK61

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC NatWest Markets Securities Inc.

Passive Book-Running Managers:	HSBC Securities (USA) Inc. Scotia Capital (USA) Inc.

Senior Co-Manager:	Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.
ANZ Securities, Inc. Barclays Capital Inc.
Capital One Securities, Inc. Comerica Securities, Inc.
Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC ING Financial Markets LLC Loop Capital Markets LLC
PNC Capital Markets LLC Standard Chartered Bank

Notice to Prospective Investors in Israel:	None of this Pricing Term Sheet, the Preliminary Prospectus Supplement or the accompanying prospectus constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and none have been filed with or approved by the Israel Securities Authority. In Israel, this Pricing Term Sheet, the Preliminary Prospectus Supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer of the Notes is directed only at (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”), to the Israeli Securities Law. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

**

We expect that delivery of the 2030 Notes and the 2035 Notes (collectively, the “Notes”) will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the tenth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before settlement will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The Issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or NatWest Markets Securities Inc. toll free at 1-800-231-5380.

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